Exhibit 10.1

Executive Transition Services Agreement

This Transition Services Agreement (“Agreement”) is entered into by and between Essex Property Trust, Inc. (the “Company”) and John D. Eudy (“Executive”) as of December 19, 2018.  The Company and Executive shall collectively be referred to as the “Parties”.

WHEREAS, Executive has been employed by the Company as Co-Chief Investment Officer/Executive Vice President, Development;

WHEREAS, the Company desires that Executive continue to provide services to the Company on a reduced schedule to aid the Company in the transition of his duties prior to Executive’s retirement;

WHEREAS, the Company and Executive desire that Executive provide the Transition Services (as defined below) to the Company beginning on or around April 2019 (such date being the “Transition Date” ) through December 31, 2020 (the “Retirement Date”);

WHEREAS, this Agreement sets forth the terms and conditions relating to Executive’s employment with the Company prior to the Retirement Date; and

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:

1.         Transition Period.  Executive’s last day of full-time employment with the Company will be Transition Date. As of the Transition Date, Executive will relinquish his title and authority as Co-Chief Investment Officer, Executive President of Development but will continue to perform Transition Services (as defined below) for the Company as an employee working a reduced schedule of between eight and 16 hours per week for a period commencing with the Transition Date until the Retirement Date (the “Transition Period”). Executive shall provide written notice to the Company on or before the Transition Date of his intention to begin the Transition Period. Executive’s specific schedule will be determined from time to time in accordance with the above parameters by mutual agreement between the Company’s Chief Executive Officer (“CEO”) and Executive. The Transition Period may be extended upon mutual written agreement between the Company and Executive.

2.        Transition Services.  During the Transition Period, it is the intention of the Company and Executive, that Executive shall continue to provide significant services to the Company on the terms set forth in Section 1 above. Executive shall report to and cooperate with the Company’s CEO  on a reduced schedule to assist with succession planning and transition of Executive’s duties and responsibilities as Co-Chief Investment Officer/Executive Vice President, Development (the “Transition Services”). The Company will continue to provide administrative support and resources as necessary for Executive to provide the Transition Services. Executive may provide the Transition Services remotely, other than for meetings with the CEO at the Company’s offices in San Mateo, California. Throughout the Transition Period, Executive is expected to provide a high level of performance and continue to significantly contribute to the success of the Company. Executive shall remain subject to the Company’s Employee Code of Conduct and all Company policies, including, but not limited to, the Company’s Insider Trading Policy and the Company’s Incentive Compensation Recoupment Policy.

3.          Transition Compensation and Benefits.

3.1       Accrued Obligations. The Company shall pay Executive any unpaid compensation, benefits and reimbursements, including Executive's accrued, but unused, vacation time less applicable taxes and withholding (the “Accrued Obligations”) as of the Transition Date.

3.2        Annual Compensation. Executive shall be paid an annual salary of $375,000 for so long as Executive continues to provide the Transition Services pursuant to this Agreement paid in accordance with the Company’s current payroll practices beginning as of the Transition Date, subject to applicable payroll and withholding obligations.

3.3         Retention Bonus.  Executive shall receive a one-time bonus in the amount of $1.1 million dollars (the “Retention Bonus”) to be paid within five (5) days of the Transition Date provided this Agreement is not otherwise terminated (i) for Cause (as defined below) by the Company, or (ii) voluntarily terminated by the Executive prior to the Transition Date.

3.4        Equity.  During the Transition Period, the Company stock options and restricted stock units (“Company Equity”) previously granted to Executive pursuant to the Company’s stock award and compensation plans (the “Equity Plans”) shall continue to vest pursuant to the terms of the Equity Plans and specific award agreements governing such grants, subject to the terms and conditions thereof (including the requirement that any applicable performance conditions be satisfied in order to earn the award).

3.5      Stock Retention Requirements. As of the Transition Date, Executive shall no longer be subject to the Company’s Stock Ownership Guidelines.

3.6         Benefits. During the Transition Period, Executive shall be entitled to continue to participate in the Company’s employee benefit plans (the “Company Plans”) to the extent permitted under the terms and conditions of the Company Plans, including a Company-provided automobile or, at Executive’s choice, automobile allowance, consistent with the level provided to Company’s Executive Vice Presidents. The Company will provide a separate letter detailing Executive’s benefits under and continued participation in the Company Plans.

3.7         Professional Insurance.  During the Transition Period the Company will maintain Executive on its insurance policy relating to professional errors and omissions, including any directors and officers insurance policies.

4.         Termination of the Transition Period. Upon the termination of the Transition Period pursuant to this Section 4, Executive shall be entitled to the retirement benefits Executive has earned and accrued pursuant to Executive’s participation in the Company’s various retirement and deferred compensation plans, and any unpaid compensation and reimbursements (the “Accrued Benefits”).

4.1         Release of Claims upon Termination of the Transition Period. In consideration for entering into this Agreement, Executive agrees to execute a second separation agreement at the end of the Transition Period containing a general release of claims in a  form as substantially attached hereto as Exhibit A.

2

4.2        Termination for Cause or Voluntary Termination by Executive.  The Transition Period may be terminated (i) by the Company for “Cause” (as defined below), or (ii) voluntarily by Executive at any time.  If Transition Period is terminated by the Company for Cause or voluntarily by Executive, Executive shall not be entitled to any further compensation or benefits other than the Accrued Benefits and any vested Company Equity as of the date the Transition Period is terminated pursuant to this Section 4.2.

4.3          Death or Disability. If Executive's employment is terminated by reason of Executive's death or Disability, Executive (or Executive's heirs or estate, as applicable) shall be entitled to the Accrued Benefits, the Retention Bonus and all vested Company Equity.  In the event of Executive's death or Disability Executive's heirs or estate shall have the right to assert Executive's claim of the benefits as provided in this Agreement and neither Executive or Executive's heirs or estate are under any duty legally or contractually to mitigate any damages in order to receive the benefits of this Agreement.

4.4         Definitions.

(a)          “Cause”  means

(i)          Executive providing services for another public apartment REIT during the Transition Period;

(ii)       Executive’s failure to substantially perform the Transition Services (other than by reason of Executive’s Disability (as defined below)), after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which the Company believes that Executive has not substantially performed such duties, and Executive has failed to remedy the situation within 30 days of such written notice from the Company;

(iii)       Executive’s negligence in the performance of the Transition Services after a written demand is delivered to Executive that specifically identifies the manner in which the Company believes that Executive has negligently performed such duties, and Executive has failed to remedy the situation within 30 days of such written notice from the Company;

(iv)       Executive’s conviction of, or plea of guilty or nolo contendre to any felony or any crime involving moral turpitude or the personal enrichment of Executive at the expense of the Company;

(v)        Executive’s engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, including, without limitation, Executive’s breach of fiduciary duties owed to the Company;

(vi)       Executive’s violation of any material written provision of the Company’s code of business conduct and ethics, including but not limited to violations involving claims of sexual harassment and/or discrimination after a written demand for cure (to the extent curable) is delivered to Executive that specifically identifies the manner in which the Company believes the breach could be cured, and Executive has failed to cure the situation within 30 days of such written notice from the Company;

(vii)      Executive’s act of dishonesty resulting in or intending to result in personal gain at the expense of the Company; or

3

(viii)     Executive’s engaging in any material act that is intended or may be reasonably expected to harm the reputation, business prospects, or operations of the Company after a written demand is delivered to Executive that specifically identifies the material acts reasonably expected to harm the reputation, business prospects, or operations of the Company, and Executive has failed to remedy the situation within 30 days of such written notice from the Company.

(b)      “Disability” means Executive’s inability to materially perform his duties and responsibilities by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than the remainder of the Transition Period in each case as determined by a mutually agreed upon physician.

5.          Mutual Nondisparagement.  Executive agrees that Executive will not in the future: (i) talk about or otherwise communicate by any means to any third party in a malicious, disparaging or defamatory manner regarding the Company (including but not limited to its products and services) or any of the Company’s employees, executives, or  members of the Board of Directors of the Company (the “Company Related Parties”); (ii) make or authorize to be made any oral or written statement that may disparage or damage the reputation of the Company (including but not limited to its products and services) or the reputation of any of the Company Related Parties; and (iii) talk or otherwise communicate by any means to any third party in any manner likely to be harmful to the Company (including but not limited to its products and services), any of the Company Related Parties, or their business, business reputation or personal reputation; provided that Executive may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. The Company agrees that it will direct its officers and directors to refrain from: (i) talking about or otherwise communicating by any means to any third party in a malicious, disparaging or defamatory manner regarding Executive; (ii) making or authorizing to be made any oral or written statement that may disparage or damage the reputation of Executive; and (iii) talking or otherwise communicating by any means to any third party in any manner likely to be harmful to Executive, his business reputation or his personal reputation; provided that individuals may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.

6.          Executive Non-Disclosure.  Executive acknowledges that during Executive’s employment with the Company, Executive was and will continue to be provided with, and/or have access to information that is considered Confidential Information (as defined below) pertaining to the Company.  Executive agrees that Executive shall not at any time disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Confidential Information pertaining to the Company, unless otherwise permitted by law.  Executive agrees that Executive shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of, any Confidential Information pertaining to the Company. “Confidential Information” includes, without limitation, all of the Company’s technical and business information, which is of a confidential, trade secret or proprietary character, including, without limitation, all documents or information, in whatever form or medium, concerning or relating to any of the Company’s operations; processes; business practices; strategies; executives; vendors; suppliers; partners; contractual relationships and contract terms; regulatory status; research; development; know-how; technical data; designs; formulas; finances; business plans; marketing and sales plans and strategies; budgets; financial information and data; costs; customer and client lists and profiles; customer and client nonpublic personal information; supplier lists; business records; internal communications; audits; management methods and information; reports, recommendations and conclusions; and other information or documents that the Company requires to be maintained in confidence for its continued business success.

4

7.           Reimbursement of Legal Fees.  The Company shall reimburse Executive for reasonable attorneys’ fees and related expenses incurred in connection with reviewing and negotiating this Agreement up to $7,500. Such reimbursement shall be made within thirty (30) days following presentation to the Company of appropriate invoices or other documentation for such fees and expenses.

8.           Compliance with Section 409A. To the extent applicable, this Agreement is intended to comply with Internal Revenue Code Section 409A and shall be administered and construed in a manner consistent with this intent. In furtherance of the foregoing, notwithstanding anything herein to the contrary, if Executive is a “specified employee” (determined by the Company in accordance with U.S. Treasury Regulation section 1.409A-3(i)(2)) as of the date that Executive incurs a “separation from service” (as defined in U.S. Treasury Regulation section 1.409A-1(h)) and if any benefit to be provided under this Agreement cannot be paid or provided in a manner otherwise provided herein without subjecting Executive to additional tax, interest and/or penalties under Section 409A, then any such benefit that is payable during the first six (6) months following Executive’s “separation from service” shall be paid to Executive in a cash lump payment to be made on the earlier of (a) Executive’s death or (b) the first day of the seventh month following Executive’s “separation from service”. However, nothing contained in this Agreement shall be construed as a representation, guarantee or other undertaking on the part of the Company that this Agreement is, or will be found to be exempt from or compliant with the requirements of Section 409A.  Executive is solely responsible for determining the tax consequences to Executive of any and all payments made pursuant to this Agreement, including, without limitation, any possible tax consequences under Section 409A.

9.           Arbitration.  The terms and conditions of the Mutual Agreement to Arbitrate between Executive and the Company dated April 5, 2016 shall remain in full force and effect and continue to apply during the Transition Period.

10.       Controlling Law.  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of California.  The Company and Executive agree that the language in this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, either of the Parties.

11.        Severability.  Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency, arbitrator, or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

12.         Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Executive and the Company with respect to the subject matter hereof, and fully supersedes all prior and contemporaneous negotiations, understandings, representations, writings, discussions and/or agreements, whether oral or written, pertaining to or concerning the subject matter of this Agreement.  No oral statements or other prior written materials, not specifically incorporated into this Agreement shall be of any force or effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Any amendment to this Agreement must be signed by Executive and the Company.  Notwithstanding the above, this Agreement will have no impact on your 2018 compensation amounts (including 2018 bonuses and equity grants) to be determined in accordance with Company policy in the discretion of the Compensation Committee of the Board and you shall continue to remain eligible to receive such amounts.

5

13.        Disclaimer of Reliance.  Except for the specific representations expressly made by the Company in this Agreement, Executive specifically disclaims that Executive is relying upon or relied upon on any communications, promises, statements, inducements, or representation(s) that may have been made, oral or written, regarding the subject matter of this Agreement.  The Parties represent that they are relying solely and only on their own judgment in entering into this Agreement.

14.       No Waiver. This Agreement may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Executive and the Company.  Failure to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver.  No waiver of any breach of any provision shall be deemed to be a waiver or any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between Executive and the Company.

15.        Counterparts.  This Agreement may be executed by the Parties in multiple counterparts, whether or not all signatories appear on these counterparts (including via electronic signatures, and exchange of PDF documents via email), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.        Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications to a party shall be sent to the party’s address or email address set forth on the signature page hereto or at such other address(es) or email address(es) as such party may designate by ten (10) days advance written notice to the other party hereto.

17.       Public Statement.  In connection with the execution of this Agreement the Company will release the statement attached hereto as Exhibit B regarding Executive’s retirement from the Company.

[CONTINUED ON SIGNATURE PAGE]

6

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

/s/ Michael J. Schall	December 19, 2018
Michael Schall	Date
President and
Chief Executive Officer,
Essex Property Trust, Inc.

/s/ John D. Eudy	December 19, 2018
John D. Eudy	Date
Co-Chief Investment Officer and
Executive Vice President, Development

7

Exhibit A

Form of Release

Essex Property Trust, Inc.
Separation Agreement and General Release
(FORM)

This Separation Agreement and General Release (the “Agreement”) is made and entered into as of the ________________ by and between Essex Property Trust, Inc. (the “Company”) and John D. Eudy (the “Executive”).

WHEREAS, Executive entered into an agreement with the Company effective December 17, 2018 in order to continue his employment and provide certain transition services to the Company (the “Transition Services Agreement”);

WHEREAS, the Company and Executive have agreed that the term of the Transition Services Agreement will end as of December 31, 2020 (the “Separation Date”);

WHEREAS, the pursuant to the Transition Services Agreement, Executive has agreed to execute this Agreement on or before the Separation Date, containing a general release of claims;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:

1.           Separation Date.  The Transition Services Agreement will expire as of the Separation Date. As of the Separation Date, Executive will no longer be employed by the Company in any capacity.

2.         Accrued Salary and Vacation.  As of the Separation Date, the Company has paid Executive all compensation due and owing, including accrued vacation, subject to standard payroll deductions and withholdings, through the Separation Date.

3.           No Other Compensation or Benefits.  Executive acknowledges that, except as expressly provided in this Agreement, Executive has not earned and is not owed, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, variable compensation/commission, or profit sharing), severance, or benefits prior to, on or after the Separation Date, with the exception of any vested benefits Executive may have under the express terms of a written ERISA-qualified benefit plan (e.g., the 401k Plan), or any Company sponsored deferred compensation and any expenses still owed.

4.         Consideration.   In consideration for the execution of this Agreement, including the release of all claims set forth herein, if: (a) Executive signs, dates and returns this Agreement to the Company on or within 21 days of the date of this letter and does not revoke the Agreement as permitted in Section 7 below, and (b) Executive complies with the terms of this Agreement and his other continuing obligations owed to the Company (including but not limited to those obligations with respect to confidentiality and proprietary information) in all material respects and subject to the representations and warranties made by Executive in this Agreement being accurate in all material respects, the Company shall pay Executive $10,000 in a lump sum payable on the date this Agreement becomes effective.

5.         General Release.  In exchange for the consideration provided under this Agreement to which Executive would not otherwise be entitled, Executive hereby generally and completely releases the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from any and all from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, which arise out of Executive’s employment with, change in employment status with, and/or separation of employment from, the Company (collectively, the “Released Claims”). This release is intended to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that Executive may have or had against the Released Parties arising from conduct occurring up to and through the date of this Agreement, including, but not limited to, any claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, gender or gender identity status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law; any contract, whether oral or written, express or implied, including without limitation, any letter offering employment and any stock option agreement(s); any tort; any claim for equity or other benefits; or any other statutory and/or common law claim. Executive also releases the Released Parties from claims under the Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1991, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990 (as amended), the Age Discrimination in Employment Act of 1967 including the amendments provided by the Older Workers Benefits Protection Act (the “ADEA”), the Family Medical Leave Act, the California Labor Code, the California Government Code, the California Business & Professions Code, and the California Fair Employment & Housing Act; and any claim or claims Executive might have for back wages, salary, vacation pay, draws, incentive pay, bonuses, commissions or any and all other form of compensation under applicable law.  Executive not only releases and discharges the Released Parties from any and all claims as stated above that Executive could make on his own behalf or on behalf of others, but also those claims that might be made by any other person or organization on Executive’s behalf, and specifically waives any right to recover any damage awards as a member of any class in a case in which any claim(s) against the Released Parties are made involving any matters.  Notwithstanding the foregoing, nothing in this Agreement shall affect any claims which could be made under any welfare benefit plan, pension plan, or other retirement plan, any worker’s compensation insurance plan or law, or any other claim that cannot be released by virtue of law.

6.         Waiver of Unknown Claims. EXECUTIVE UNDERSTANDs THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  In giving the release set forth in this Agreement, which includes claims which may be unknown to Executive at present, Executive acknowledges that he has read and understands Section 1542 of the California Civil Code, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of claims herein, including but not limited to the release of unknown and unsuspected claims.

7.          ADEA Waiver.  Executive hereby knowingly and voluntarily waives and releases any rights Executive may have under the Age Discrimination in Employment Act, or ADEA (the “ADEA Waiver”), and that the consideration given for this ADEA Waiver is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that Executive has been advised, as required by the ADEA, that: (a) this ADEA Waiver does not apply to any rights or claims that may arise after the date that this Agreement is signed; (b) Executive has been advised of his right to consult with an attorney prior to signing this Agreement; (c) Executive has twenty-one (21) days to consider this Agreement (although Executive may choose to waive that period and voluntarily sign this Agreement earlier), and Executive acknowledges that any modification, material or otherwise, made to this Agreement does not restart or extend in any manner the 21-day consideration period; (d) Executive has seven (7) days following the date he signs this Agreement to revoke the ADEA Waiver (by providing written notice of revocation to the Company’s Legal Department, Attention: Daniel Rosenberg and such notice must be received in writing by Mr. Rosenberg by 5:00 p.m. on the seventh day following the date on which Executive signed this Agreement); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by Executive, provided that Executive does not revoke it.

8.         Acknowledgement. Executive hereby represents that Executive has been paid all compensation owed for all time worked, that Executive has received all the leave and leave benefits and protections for which Executive is eligible pursuant to applicable laws or the Company’s policies, and that Executive has not suffered any on-the-job injury or illness for which Executive has not already filed a workers’ compensation claim.

9.          Reasonable Consideration Period/Voluntary Agreement.  Executive acknowledges by his signature below that Executive has had at least 21 days within which to consider this Agreement and its consequences, and that Executive has carefully done so, and that Executive has taken sufficient time to consider it. Executive further expressly declares and represents that he have read and understood the meaning of the terms and conditions contained in this Agreement, approves and accepts the terms and conditions contained herein, and that this Agreement is executed freely and voluntarily without coercion.

10.        Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications to a party shall be sent to the party’s address or email address set forth on the signature page hereto or at such other address(es) or email address(es) as such party may designate by 10 days advance written notice to the other party hereto.

11.         Miscellaneous. This Agreement, constitutes the complete, final and entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both the Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors and assigns. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Furthermore, each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.

12.       Counterparts/By Facsimile or Electronic Copy. This Agreement may be executed in counterparts by facsimile copy or electronic copy, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

13.      Severability.  If any provision or provisions of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and/or enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If any terms or sections of this Agreement are determined to be unenforceable, they shall be modified so that the unenforceable term or section is enforceable to the greatest extent possible.

Evidenced by his signature below, Executive finds this Agreement acceptable and agrees to return the fully executed Agreement to the Company within 21 days. The Company’s offer contained herein will automatically expire if it does not receive the fully signed Agreement within this timeframe.

Date

and

,
Essex Property Trust, Inc.

I HAVE READ AND UNDERSTAND THE FOREGOING, I AM SIGNING THIS DOCUMENT VOLUNTARILY AND KNOWINGLY, AND AGREE TO THE ABOVE TERMS.  I UNDERSTAND THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

John D.Eudy	Date

Exhibit B

Public Statement

Essex Property Trust Announces the Planned Retirement of John Eudy, Co-Chief Investment Officer and Adam Berry as Successor

San Mateo, California — December 19, 2018 — Essex Property Trust, Inc. (NYSE:ESS) announced today the expected retirement, pursuant to its succession plan, of John D. Eudy, 64, the Company’s Executive Vice President and Co-Chief Investment Officer on or around April 2019, and is expected to continue on a part-time basis thereafter.  John has led Essex’s development activities for over 33 years, during which John and his team created over 15,000 apartment homes.  “John is without question among the most accomplished and successful investment executives in the real estate industry, driving the Company’s portfolio from $250 million in 1994 to $22 billion today.  John was a founding partner and key member of Essex’s executive team when the Company completed its IPO in 1994.  Since then, John has been instrumental in the success of the Company and exemplifies its culture of achievement, which includes training and mentoring other focused and capable investment executives,” commented Michael J. Schall, President and CEO. “On behalf of the Board of Directors and entire Essex team, we thank John for his exceptional service.”

The Company is also pleased to announce that its Board has appointed Adam W. Berry, 45, currently Essex’s Senior Vice President of Investments, to succeed John Eudy as Essex’s Co-Chief Investment Officer.  Adam joined Essex in 2003 in its acquisitions department, following his employment as an attorney with Wilson, Sonsini, Goodrich and Rosati.  More recently, Mr. Berry has led the Company’s redevelopment and property dispositions programs before working closely with John Eudy on development opportunities.  “The senior leadership has continued to increase Adam’s responsibilities in preparation for his expanded role and I am very confident that Adam will carry on John’s successful legacy,” commented Mr. Schall.

About Essex Property Trust, Inc.
Essex Property Trust, Inc., an S&P 500 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. The Company currently has ownership interests in 247 apartment communities comprising more than 60,000 apartment homes with an additional 6 properties in various stages of active development. Additional information about Essex can be found on the Company’s website at www.essex.com.

Contact Information
Barb Pak
Group Vice President of Finance & Investor Relations
(650) 655-7800
bpak@essex.com

B-1